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                            Exhibit 21: Subsidiaries

InPurple, Inc. has two wholly owned subsidiaries both of which were chartered in the United Kingdom. The Subsidiaries are:

      (1)    Talkpoint Company UK Limited, chartered in England on June 9,
             1998, and

      (2) Call 21 Limited, chartered in England in January of 2001, now doing business as InPurple, Ltd.